Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Gary J. Koester
President and CEO
(513) 574-0700
  gkoester@eaglesavings.com

EAGLE FINANCIAL BANCORP, INC.
ANNOUNCES STOCK REPURCHASE PROGRAM
December 12, 2018, Eagle Financial Bancorp, Inc. (Nasdaq Capital Market: EFBI), the holding company for Eagle Savings Bank, today announced that its Board of Directors has adopted a stock repurchase program.  Under the repurchase program, the Company may repurchase up to 81,285 shares of its common stock, or approximately 5.0% of the current outstanding shares.
Gary J. Koester, President and Chief Executive Officer of the Company, stated, "We are pleased to announce our first stock repurchase plan, which will offset some of the dilution to stockholders resulting from our recently adopted equity incentive plan.  We believe that stock repurchase programs can be an effective capital management tool as part of our continued efforts to enhance stockholder value."
The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.
Repurchases will be made at management's discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company's financial performance.  Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.
The repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases.  The repurchase program does not obligate the Company to purchase any particular number of shares.
About Eagle Savings Bank
Eagle Savings Bank, an Ohio chartered savings association headquartered in Cincinnati, Ohio, was originally chartered in 1882. At September 30, 2018, we had $137.8 million of total assets, $107.4 million of total deposits and $27.7 million of total stockholders' equity. We provide financial services primarily to individuals, families and businesses through our main office and two branch offices located in Hamilton County, Ohio.
Forward-looking statements
This news release may contain certain forward-looking statements, such as statements of the Company's plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as "expects," "subject," "believe," "will," "intends," "will be" or "would." These statements are subject to change based on various important factors (some of which are beyond the Company's control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management's analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company to effectively manage its growth, and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive.